UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

AMERICAN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)
Delaware    001-35257    27-0855785

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1400 16th Street, Suite 310 Denver, Colorado (Address of principal executive offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (720) 457-6060

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 5, 2014, American Midstream Partners, LP (the “Partnership”), American Midstream, LLC (the “Company”), Blackwater Investments, Inc. (the “Blackwater Borrower”, and together with the Company, the “Borrowers”) entered into an Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, BBVA Compass, Capital One National Association, Citicorp North America, Inc., Comerica Bank and SunTrust Bank, as Co-Documentation Agents, Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint book managers, and the lenders party thereto (the “Amended Credit Agreement”).
By entering into the Amended Credit Agreement, the Company amended its existing credit facility to increase its borrowing capacity thereunder from $200 million to $500 million and to provide for an accordion feature that will permit, subject to the requisite consent of the lenders, the borrowing capacity under the facility to be increased to a maximum of $700 million.  The $500 million in lending commitments under the Amended Credit Agreement includes a $20 million sublimit for borrowings by the Blackwater Borrower and a $50 million sublimit for standby letters of credit.  The Amended Credit Agreement matures on September 5, 2019.
Borrowings under the Amended Credit Agreement will bear interest at a rate per annum equal to, at the option of the applicable Borrower, either (i) London InterBank Offered Rate (“LIBOR”) for an interest period equal to one, two, three or six months (as selected by the applicable Borrower, subject to availability) plus a leverage-based margin or (ii) the base rate plus a leverage-based margin; such base rate shall be determined by reference to the highest of (a) the Federal Funds (as defined in the Amended Credit Agreement) rate plus 0.50% per annum, (b) the prime rate of interest announced from time to time by Bank of America, N.A., and (c) LIBOR for a one-month interest period on such day plus 1.00% per annum.  Initially, from September 5, 2014 until the delivery of the financial statements for the quarter ended September 30, 2014, LIBOR-based loans will have an applicable margin of 2.75% per annum and base-rate loans will have an applicable margin of 1.75% per annum; thereafter, the applicable margin will range between 2.00% and 3.25% per annum for LIBOR-based loans and 1.00% and 2.25% per annum for base-rate loans, according to consolidated total leverage ratio when financial statements are delivered.  In addition to paying interest on outstanding principal under the Amended Credit Agreement, the Borrowers will be required to pay a commitment fee in respect of the unutilized commitments thereunder, initially at the rate of 0.50% per annum until the delivery of the financial statements for the quarter ended September 30, 2014 and thereafter at the applicable rate ranging from 0.375% to 0.50% per annum, paid quarterly in arrears based on the consolidated total leverage ratio of the Partnership and its subsidiaries.  The Borrowers will also be required to pay a customary letter of credit fee equal to the applicable margin and fronting fees.
The Amended Credit Agreement also requires compliance with certain financial covenant ratios, including limiting the consolidated total leverage ratio (ratio of consolidated indebtedness to consolidated EBITDA) to no greater than 4.75 to 1.00 and limiting the interest coverage ratio (ratio of consolidated EBITDA to consolidated interest charges) to no less than 2.50 to 1.00, in each case, as of the last day of any fiscal quarter, calculated on a trailing four-quarters basis.  In addition, the Amended Credit Agreement contains customary covenants, including, among other things, restrictions on the ability to incur additional indebtedness, make certain investments, loans or advances, make distributions to unitholders, make dispositions or enter into sales and leasebacks, or enter into a merger or sale of property or assets, including the sale or transfer of ownership interests in the Partnership’s subsidiaries.
All obligations under the Amended Credit Agreement and the guarantees of those obligations are secured, subject to certain exceptions, by a first-priority lien on and security interest in substantially all of the Borrowers’ assets and the assets of all existing and future subsidiaries, and all of the capital stock of the Partnership’s existing and future subsidiaries.

The foregoing descriptions of the Amended Credit Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Amended Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

 (d) Exhibits

Exhibit Number        Description

10.1
Amended and Restated Credit Agreement, dated as of September 5, 2014, by and among American Midstream Partners, LP, American Midstream, LLC, Blackwater Investments, Inc., Bank of America, N.A., Wells Fargo Bank, National Association, BBVA Compass, Capital One National Association, Citicorp North America, Inc., Comerica Bank, SunTrust Bank, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Midstream Partners, LP By: American Midstream GP, LLC, its General Partner
Date: September 9, 2014	By: /s/ Daniel C. Campbell Name: Daniel C. Campbell Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number        Description

10.1
Amended and Restated Credit Agreement, dated as of September 5, 2014, by and among American Midstream Partners, LP, American Midstream, LLC, Blackwater Investments, Inc., Bank of America, N.A., Wells Fargo Bank, National Association, BBVA Compass, Capital One National Association, Citicorp North America, Inc., Comerica Bank, SunTrust Bank, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and the lenders party thereto.